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NEWS RELEASE
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[NEXTEL LOGO]                                   NEXTEL COMMUNICATIONS, INC.
                                                2001 Edmund Halley Drive
                                                Reston, VA  20191
                                                703 433-4000


For Immediate Release
                                                                       CONTACTS:
                                          INVESTORS: PAUL BLALOCK (703) 433-4300
                                                 MEDIA: BEN BANTA (703) 433-4700



              NEXTEL COMPLETES $1.0 BILLION CONVERTIBLE DEBT OFFERING

RESTON, Va., January 26, 2000 - Nextel Communications, Inc. (NASDAQ: NXTL) today announced that it has completed a private placement of $1.0 billion of its 5 1/4% Convertible Senior Notes due January 15, 2010. These Notes are convertible at the option of the holders, prior to redemption or maturity, into the Company's common stock at a conversion price of $148.80 per share (subject to adjustment upon the occurrence of certain events). Nextel intends to use the net proceeds of the offering to fund strategic investments, capital expenditures, working capital needs and for other general corporate purposes.

Neither the 5 1/4% Convertible Senior Notes, nor Nextel's common stock issuable upon coversion thereof, have been registered under the Securities Act of 1933, as amended, and neither may be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of such Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes or underlying shares of Nextel's common stock issuable upon conversion of such Convertible Notes.

Nextel Communications, based in Reston, Virginia, is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network across the United States. Nextel and Nextel Partners, Inc., currently serve 92 of the top 100 U.S. markets. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Japan and Shanghai, China.
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